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                                                                    EXHIBIT 3.15

                          CERTIFICATE OF INCORPORATION

                                       OF

                                TAHOE JOE'S, INC.

                                    ARTICLE I

         The name of the Corporation is Tahoe Joe's, Inc.

                                   ARTICLE II

         The purpose of the Corporation is to engage is any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "Law").

                                   ARTICLE III

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000,000, all of which shall consist of Common Stock, par value $0.01 per share.

                                   ARTICLE IV

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Law. No amendment to the Law that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

                                    ARTICLE V

         The Corporation shall indemnify any current or former director or officer and may indemnify any current or former employee or agent of the Corporation to the fullest extent not prohibited by law, who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit, or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer and may pay for or reimburse the reasonable expenses incurred by any such current or former employee or agent, in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay

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all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

                                   ARTICLE VI

         Pursuant to Section 109 of the Law, the Board of Directors is authorized to the maximum extent permitted under the Law to adopt, amend or repeal from time to time any or all of the Bylaws of the Corporation.

                                   ARTICLE VII

         The street address and the mailing address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.

         Dated: March 4, 1999.

                                         /s/ Thomas Nast
                                         _______________________________________
                                         THOMAS NAST, Incorporator
                                         2246 E. Date Ave.
                                         Fresno, CA  93707

                  I hereby declare that I am the person who executed the foregoing CERTIFICATE OF INCORPORATION, which execution is my act and deed.

                                         /s/ Thomas Nast
                                         _______________________________________
                                         THOMAS NAST

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